Exhibit 99.1

Blueknight Announces Fourth Quarter and Full Year 2017 Results

OKLAHOMA CITY - March 7, 2018 - Blueknight Energy Partners, L.P. (“BKEP” or the “Partnership”) (Nasdaq: BKEP and BKEPP) today announced its financial results for the three and twelve months ended December 31, 2017.

Summary:

Results for the Quarter:

•
Net income of $0.4 million for the three months ended December 31, 2017, as compared to $2.0 million for the same period in 2016. Net income for the fourth quarter ended December 31, 2017, was impacted by a $2.4 million asset impairment charge related to the crude oil trucking and producer field services business segment.

•	Operating income of $3.6 million for the three months ended December 31, 2017, as compared to $3.4 million for the same period in 2016.

•
Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $14.1 million for the fourth quarter ended December 31, 2017, as compared to $17.1 million for the same period in 2016.

•
Distributable cash flow of $8.6 million for the quarter ended December 31, 2017, as compared to $10.5 million for the same period in 2016.  Adjusted EBITDA and distributable cash flow, including a reconciliation of such measures to net income, are explained in the section of this release entitled “Non-GAAP Financial Measures.”

Results for the Year:

•
Net income of $20.0 million for the twelve months ended December 31, 2017, as compared to a net loss of $4.8 million for the same period in 2016. Net income for the twelve months ended December 31, 2017, was impacted by a $2.4 million asset impairment charge related to the crude oil trucking and producer field services business segment. Net income for the twelve months ended December 31, 2016, was impacted by a $25.8 million asset impairment charge primarily associated with the cancellation of the Knight Warrior pipeline project.

•	Operating income of $28.8 million for the twelve months ended December 31, 2017, as compared to $6.5 million for the same period in 2016.

•	Adjusted EBITDA of $70.1 million for the twelve months ended December 31, 2017, as compared to $69.8 million for the same period in 2016.

•	Distributable cash flow of $48.2 million for the twelve months ended December 31, 2017, as compared to $46.6 million for the same period in 2016.

•	Distribution coverage ratio for the twelve months ended December 31, 2017, was approximately 1.0 times.

Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017, to be filed with the SEC on March 8, 2018.

Comments from BKEP CEO Mark Hurley:

“Highlighting our 2017 results is the 14% operating margin increase in our asphalt terminalling services segment. This increase, while impacted during the year by wetter-than-normal weather conditions, was achieved by solid throughput at our facilities and the full-year results of the nine terminals we acquired from Ergon in October 2016. Also, on December 1, 2017, we completed the acquisition of the Bainbridge, Georgia, terminal, which was the first drop-down from Ergon. The previously announced Muskogee, Oklahoma, asphalt terminal acquisition, while anticipated to close in 2017, closed earlier today after obtaining final regulatory approval. We are very pleased about the addition of the Muskogee facility to our terminal network as it will provide meaningful cash flow to our asphalt segment.”

“In the crude oil terminalling services segment, while our Cushing terminal remained fully contracted throughout the year, a flat forward curve negatively impacted our storage rates as we renewed contracts during the year. As a result, terminalling services revenues and operating margin narrowed as compared to the prior year.”

“Our crude oil pipeline business was impacted in 2017 by our out-of-service pipeline in Oklahoma, which limited our volumes. However, at year-end, I am pleased to report we secured an alternative route for our pipeline and construction has started with a return to service anticipated by the end of the second quarter of 2018. Once complete, we will nearly double our Oklahoma pipeline capacity and will be able to transport multiple grades of crude oil from the active producing regions of Oklahoma to our terminal in Cushing. The increased capacity comes at a time when increases in crude oil prices have bolstered producer and marketer confidence. Given the more favorable economics, we anticipate volumes to move higher in 2018. We also see trucking volumes increasing as we move into the first quarter of 2018. We expect both our pipeline and truck transportation businesses to see significant improvement in 2018, particularly in the second half of the year after restoration of service on our Oklahoma pipeline.”

“In 2017, we took the opportunity to sell two non-strategic assets. We sold our 30% ownership in Advantage Pipeline and recorded a cash gain on the sale of $5.3 million in 2017. In January of 2018 we received a final payment of $2.2 million related to the sale. We also sold the East Texas pipeline system, receiving cash proceeds of approximately $4.8 million and recognizing a small gain on the transaction.”

“While 2017 presented challenges in our crude oil businesses, we are optimistic for 2018. We intend to integrate our three crude oil business segments during the year which should increase utilization of our assets. The restoration of service on our Oklahoma pipeline will allow our customers to transport multiple grades of crude oil to Cushing, where they will be able to take advantage of our crude terminalling service offerings. We also expect to expand our crude oil marketing footprint to better utilize the capacity of our systems. The integration of our trucking fleet with our overall crude oil business in 2018 will also drive cost efficiencies. Over the past couple of years, we right-sized our fleet to better serve our Oklahoma pipeline assets and Kansas customers. As a result, we have successfully secured additional Oklahoma business as crude oil prices have improved. Some of this incremental Oklahoma business has been in the SCOOP and STACK areas, which overlaps with the pipeline we are putting back into service this year. We also continue to work on a substantial pipeline project in the STACK, and we expect both our trucking and storage businesses will benefit from the completion of this project. We expect both transportation businesses to return to positive cash flow in 2018.”

“In addition to growth projects within the crude oil business and the acquisition of the Muskogee terminal, we have opportunities in front of us to acquire and/or construct additional product terminals. These transactions fit both our size and return profile. We anticipate capitalizing on one or more of these opportunities in 2018.”

“Our fully-diluted distribution coverage ratio for 2017 and 2016 was 1.0 times. Our leverage ratio for the fourth quarter of 2017 was 4.6 times, and we maintained our common unit distribution at $0.1450 for the quarter.”

“As we move into 2018, we are anticipating earnings growth over 2017. Excluding any additional projects, we anticipate asphalt operating margin in the $67.0 million to $70.0 million range in 2018, increasing from $64.6 million in 2017. We expect our crude oil businesses to exit 2018 on an annual operating margin run-rate of $18.0 million to $20.0 million, increasing to approximately $22.0 million to $24.0 million in 2019 based on stabilization of the crude oil storage market and increasing volumes on our Oklahoma pipeline systems.”

Results of Operations

The following table summarizes the Partnership’s financial results for the three and twelve months ended December 31, 2016 and 2017 (in thousands, except per unit data):

	Three Months ended December 31,		Twelve Months ended December 31,
	2016	2017	2016	2017
	(unaudited)
Service revenue:
Third-party revenue	$29,505	$26,329	$126,215	$113,772
Related-party revenue	11,606	15,077	30,211	56,688
Product sales revenue:
Third-party revenue	4,910	2,842	20,968	11,479
Total revenue	46,021	44,248	177,394	181,939
Costs and expenses:
Operating expense	30,779	31,909	111,091	123,805
Cost of product sales	3,341	2,324	14,130	8,807
General and administrative expense	5,580	4,112	20,029	17,112
Asset impairment expense	2,916	2,355	25,761	2,400
Total costs and expenses	42,616	40,700	171,011	152,124
Gain (loss) on sale of assets	23	11	108	(975)
Operating income	3,428	3,559	6,491	28,840
Other income (expense):
Equity earnings in unconsolidated affiliate	397	—	1,483	61
Gain on sale of unconsolidated affiliate	—	53	—	5,337
Interest expense (net of capitalized interest of $0, $11, $41 and $18, respectively)	(1,813)	(3,232)	(12,554)	(14,027)
Income (loss) before income taxes	2,012	380	(4,580)	20,211
Provision for income taxes	(61)	(19)	(260)	(166)
Net income (loss)	$1,951	$361	$(4,840)	$20,045

Allocation of net income (loss) for calculation of earnings per unit:
General partner interest in net income	$142	$167	$433	$944
Preferred interest in net income	$8,766	$6,278	$25,824	$25,115
Net loss available to limited partners	$(6,957)	$(6,084)	$(31,097)	$(6,014)

Basic and diluted net loss per common unit	$(0.18)	$(0.15)	$(0.87)	$(0.15)

Weighted average common units outstanding - basic and diluted	37,955	38,878	35,093	38,342

The table below summarizes the Partnership’s financial results by segment operating margin, excluding depreciation and amortization for the three and twelve months ended December 31, 2016 and 2017 (dollars in thousands):

Operating Results	Three Months ended December 31,		Twelve Months ended December 31,		Favorable/(Unfavorable)
					Three Months		Twelve Months
(in thousands)	2016	2017	2016	2017	$	%	$	%
Operating margin, excluding depreciation and amortization
Asphalt terminalling services operating margin	$15,050	$15,013	$56,769	$64,623	$(37)	—%	$7,854	14%
Crude oil terminalling services operating margin	4,741	3,961	20,048	17,977	(780)	(16)%	(2,071)	(10)%
Crude oil pipeline services operating margin	453	(1,388)	4,347	(1,700)	(1,841)	(406)%	(6,047)	(139)%
Crude oil trucking and producer field services operating margin	29	(17)	1,829	(434)	(46)	(159)%	(2,263)	(124)%
Total operating margin, excluding depreciation and amortization	$20,273	$17,569	$82,993	$80,466	$(2,704)	(13)%	$(2,527)	(3)%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation, asset impairment charges and fees related to the Ergon transactions. Distributable cash flow is defined as Adjusted EBITDA minus cash paid for interest, maintenance capital expenditures, cash paid for taxes and cash paid for fees related to the Ergon transactions. Operating margin, excluding depreciation and amortization is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the tables do not provide a reconciliation. The Partnership could not provide such reconciliation without undue hardship because such Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization amounts are estimations, approximations and/or ranges. In addition, it would be difficult for the Partnership to present a detailed reconciliation on account of many unknown variables for the items including depreciation, non-cash equity-based compensation, income taxes, impairment expense and gain or loss on sale of assets. For the same reason we are unable to address the probable significance of the unavailable information, which could be material to future results.

The following table presents a reconciliation of adjusted EBITDA and distributable cash flow to net income (loss) for the periods shown (in thousands, except ratios):

	Three Months ended December 31,		Twelve Months ended December 31,
	2016	2017	2016	2017
Net income (loss)	$1,951	$361	$(4,840)	$20,045
Interest expense	1,813	3,232	12,554	14,027
Income taxes	61	19	260	166
Depreciation and amortization	8,372	7,554	30,820	31,139
Non-cash equity-based compensation	1,578	547	3,417	2,280
Asset impairment expense	2,916	2,355	25,761	2,400
Fees related to the Ergon transactions	394	—	1,783	—
Adjusted EBITDA	$17,085	$14,068	$69,755	$70,057
Cash paid for interest	(3,326)	(3,573)	(12,404)	(13,732)
Cash paid for income taxes	(23)	14	(282)	(158)
Maintenance capital expenditures, net of reimbursable expenditures	(2,862)	(1,860)	(8,724)	(7,936)
Cash paid for fees related to the Ergon transactions	(394)	—	(1,783)	—
Distributable cash flow	$10,480	$8,649	$46,562	$48,231

Distributions declared (1)	$12,250	$12,586	$46,390	$49,499
Distribution coverage ratio	0.9	0.7	1.0	1.0
(1) Inclusive of preferred and common unit declared cash distributions. Distributions declared in the three- and twelve-month periods ended December 31, 2016, exclude $2.4 million of distributions paid to Vitol and Charlesbank in conjunction with the Partnership’s repurchase of 13.3 million Series A Preferred Units from Vitol and Charlesbank; these distributions were reimbursed to the Partnership in the form of a capital contribution from Ergon.

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization to operating income for the periods shown (dollars in thousands):

Operating Results	Three Months ended December 31,		Twelve Months ended December 31,		Favorable/(Unfavorable)
					Three Months		Twelve Months
(in thousands)	2016	2017	2016	2017	$	%	$	%
Total operating margin, excluding depreciation and amortization	$20,273	$17,569	$82,993	$80,466	$(2,704)	(13)%	$(2,527)	(3)%
Depreciation and amortization	(8,372)	(7,554)	(30,820)	(31,139)	818	10%	(319)	(1)%
General and administrative expense	(5,580)	(4,112)	(20,029)	(17,112)	1,468	26%	2,917	15%
Asset impairment expense	(2,916)	(2,355)	(25,761)	(2,400)	561	19%	23,361	91%
Gain (loss) on sale of assets	23	11	108	(975)	(12)	(52)%	(1,083)	(1,003)%
Operating income	$3,428	$3,559	$6,491	$28,840	$131	4%	$22,349	344%

Investor Conference Call

The Partnership will discuss fourth quarter and full year 2017 results during a conference call on Thursday, March 8, 2018, at 11:00 a.m. CST (12:00 p.m. EST). The conference call will be accessible by telephone at 1-888-347-8968. International participants will be able to connect to the conference by calling 1-412-902-4231.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available through the investors section of the Partnership’s website for 30 days.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit agreement, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of:

•	10.3 million barrels of liquid asphalt storage located at 56 terminals in 26 states;

•
6.9 million barrels of above-ground crude oil terminalling facilities located primarily in Oklahoma, approximately 6.6 million barrels of which are located at the Cushing Interchange in Cushing, Oklahoma;

•	655 miles of crude oil pipeline located primarily in Oklahoma and Texas; and

•	150 crude oil transportation and oilfield services vehicles deployed in Kansas, Oklahoma and Texas.

BKEP provides integrated terminalling, gathering and transportation services for companies engaged in the production, distribution and marketing of liquid asphalt and crude oil.  BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com
or
BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900